CODE OF ETHICS

PARADIGM CAPITAL MANAGEMENT, INC., PARADIGM FUNDS ADVISOR LLC &
PARADIGM FUNDS

(As amended February 1, 2013) I. Statement of General Principles

     This Code of Ethics has been adopted by Paradigm Capital Management, Inc. (“Paradigm”)and Paradigm Funds Advisor LLC (“PFA”, together the “Adviser”), and Paradigm Funds (the “Trust”), for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All employees, officers and directors of the Adviser owe a fiduciary duty to each client of the Adviser, including the Trust. In addition, the employees, officers and trustees of the Trust owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

  The duty at all times to place the interests of clients (or the Trust and its shareholders) first;
  The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and
  The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions or of their relationship with any client (or the Trust or its shareholders).

     It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission’s Rule 17j-1. Under this rule, no Employee may:

  employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
  make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
  engage in any manipulative practice with respect to the Trust or any of its shareholders.

II. Definitions

     A. Access Persons: For purposes of the Code, all employees of the Adviser are considered Access Persons.

     B. Advisory Employees: Employees who participate in or make recommendations with respect to the purchase or sale of securities.

     C. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

     D. Compliance Officer: John Gulick

     E. Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

     F. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any related person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes. Employee Accounts do not include Fund-only accounts, regardless of an Employee’s direct or indirect interest in the Fund.

     G. Employees: the employees, officers, and trustees of the Trust (including Disinterested Trustees) and the employees, officers and directors of the Adviser, including Advisory Employees.

     H. Exempt Securities: direct obligations of the US Government, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares of unaffiliated open-end mutual funds.

     I. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, and 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

     J. Funds: Paradigm Funds, specifically all series of the Trust, PCM Partners L.P. I, PCM Partners L.P. II, PCM Partners III LLC, PCM Partners International Ltd, and any other partnership or fund managed by the Adviser or an Employee.

     K. In-House Account: Any Employee Account with C.L. King & Associates.

     L. Named Securities: Securities on the then current Restricted List maintained by the Compliance Officer.

     M. Outside Account: Any Employee Account that is not an In-House Account (e.g., an Employee Account with a third party broker).

     N. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     O. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies.

     P. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III. Insider Trading

Refer to Paradigm Supervisory Procedures Manual – Section XIII. Insider Trading

IV. Personal Investment Guidelines

A. Personal Accounts:

     1. The Personal Investment Guidelines in this Section IV do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

     2. While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections IV, V and VI of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee’s transaction that the same Security or a Related Security was or was to be purchased or sold for the Paradigm Funds or that such purchase or sale for the Paradigm Funds was being considered, in which case such Sections apply only to such transaction.

     3. An Employee may not open an Outside Account without the prior approval of the Compliance Officer. Outside Brokerage Accounts existing as of July 11, 2004 (or those of new Employees) may be maintained. However, (a) an Employee may not use an Outside Account to purchase Named Securities (unless prior authorization is granted by the Compliance Officer), and (b) if the Outside Account holds any Named Security, the Employee may not sell such Named Security without pre-clearance by the Compliance Officer.

     4. Employees may execute a Named Securities Transaction through an In-House Account, provided (a) the Securities Transaction is combined (“bunched”) with other Adviser client trades if other Adviser clients are trading in that security, or (b) the trade is pre-cleared by the Compliance Officer. Pre-clearance requests may be made orally to the Compliance Department; however, the employee must follow up with a written request soon thereafter. All approvals will be handled in the same manner. All request and approval records will be kept on file by the Compliance Department.

     5. Employees are prohibited from acquiring any Securities in an IPO. Any private placement transaction by an employee must be pre-cleared by the Compliance Officer.

     6. The Adviser encourages its Employees to hold each Security in which the Employee invests for a minimum of six months.

     7. The Compliance Officer should make all pre-clearance determinations. If the Compliance Officer is not available or, in the case of a pre-clearance request by the Compliance Officer, another officer of the Adviser will make the determination. A pre-clearance authorization is effective for 24 hours.

B. Other Restrictions:

     1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of clients, the Trust, and each Fund’s shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

V. Gift and Entertainment

A. Gift & Entertainment Policy – It is expected that all employees must exercise good judgment in considering the value, frequency, and intent of gifts and entertainment. Employees may not accept any gift or entertainment that might influence his or her investment decision or that might make the Employee feel beholden to any person or firm. No Employee may accept cash, stocks, bonds, notes, loans, or any other evidence of ownership or obligation. In addition, Employees must not accept entertainment, gifts or other gratuities from individuals seeking to conduct business with the Adviser, or on behalf of an advisory client, unless in compliance with the Gift & Entertainment Restrictions discussed below. If there is a question regarding gifts and entertainment, it should be reviewed by the Compliance Officer.

B. Gift & Entertainment Restrictions

     1. Receiving Business Meals, Tickets to Sporting Events, and Other Entertainment –“Entertainment” is where the giver of the item of value participates with the recipient in the enjoyment of the item. Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature. In the event that the estimated cost of the meal, event, etc. is greater than $250, the Employee must report his/her attendance at the meal, event, etc. to the Compliance Officer in writing. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

     2. Receiving Gifts – “Gifts” are items of value that a third-party provides to an Employee where there is no business communication involved in the enjoyment of the gift. Employees must report their intent to accept gifts over $100 (either one single gift, or in aggregate on an annual basis) to the Compliance Officer in writing. Reasonable gifts received on behalf of the Adviser shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the Adviser’s offices by service providers.

     3. Giving Gifts & Entertainment – The Adviser and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $100 to any advisory client, prospective client, or any individual or entity that the Adviser is seeking to do business with. Entertainment expenditures of the Adviser and its Employees are permitted as long as the expense is reasonable, not lavish or extravagant in nature. In the event that the estimated cost of the meal, event, etc. is greater than $250 per person, the Employee must provide details of the meal, event, etc. to the Compliance Officer in writing.

VI. Reporting Requirements

A. Employee Disclosure:

     1. Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Employee: a) the title, number of shares and principal amount of each Security (other than Exempt Securities) in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted. The account information must be current as of a date not more than 45 days prior to the employment commencement date.

     2. Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and 3) the date the report is submitted.

     3. Employee Involvement in Litigation or Proceedings - Employees must advise the Compliance Officer immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

B. Compliance:

     1. The Compliance Officer will maintain and regularly update the Named Securities list. The list will include all securities currently recommended by the Adviser for purchase or sale.

     2. All Employees must arrange for duplicate statements and confirmations to be sent to the Compliance Officer for each Employee Account that is required to be reported to the Compliance Officer. The Compliance Officer may require that an employee close an Employee Account if the broker-dealer or other entity that maintains the Employee Account refuses or is unable to provide duplicate confirmations and account statements on a timely basis. Each Employee must report, no later than thirty (30) days after the close of each calendar quarter (see Section C for exceptions), on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, excluding transactions effected on behalf of a Related Entity, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

     3. The Compliance Officer (or designee) will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Employee has not violated the Code. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

     4. The Compliance Officer shall be responsible for the interpretation and enforcement of this Policy. Employees with questions concerning whether conduct is consistent with the mandates of this Policy shall consult with the Compliance Officer (or designee) prior to engaging in such conduct. Employees who believe any other employee is engaged in conduct prohibited by this Policy, or that any other person or firm representing the Adviser is engaged in such conduct, shall promptly report such information to the Compliance Officer.

     5. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Adviser for appropriate remedial action, which may include disgorgement of any ill-gotten profits, a reprimand of the Employee, suspension or termination of the Employee’s relationship with the Trust and/or the Adviser, or other sanctions as deemed appropriate.

     6. The management personnel of the Trust and the Adviser will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments. The report will include certifications from the Trust and the Adviser that each has adopted procedures reasonably necessary to prevent violations of this Code.

C. Exceptions from Reporting Requirements

     1. An employee is not required to report transactions in any securities which have been affected for any account over which the employee has no direct or indirect influence or control.

     2. An employee need not make a quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan.

     3. An employee is exempt from making a quarterly transaction report if all of the information required by the quarterly transaction report is contained in the broker trade confirmations or account statements that have been received by the Compliance Officer no later than thirty (30) days after the close of each calendar quarter, or are in the records of the adviser. This exemption applies only if the employee:

a. Certifies that he or she either (i) does not own any non-exempt securities or security accounts or (ii) has notified the Compliance Officer of all Employee Accounts, has arranged for duplicate confirmations and account statements to be sent to the Compliance Officer on a timely basis, and does not own any non-exempt securities other than those that are held in approved Employee Accounts.

b. Undertakes to promptly notify the Compliance Officer if he or she opens any new Employee Account or acquires any non-exempt security that is not held in a previously disclosed account.